EXHIBIT 99.1

Wits Basin Receives Subscription Agreements on the Exercise of 15 Million Common Stock Purchase Warrants

The Company Expects to Receive Approximately $3.9 Million

Minneapolis, Minnesota, May 4, 2006 - Wits Basin Precious Minerals Inc. (OTCBB:WITM) today announced it is completing on a round of financing through the exercise of issued and outstanding warrants to certain warrant holders who qualified as accredited investors. For each two warrants exercised by the warrant holder (at a price of $0.25 per share), they received two shares of common stock and a new three-year warrant (with an exercise price of $0.50 per share). Certain of the warrant holders were offered a limited time reduction of the exercise price (in which the warrants were originally price from $5.50 to $0.75 per share) of $0.25 per share.  The Company received subscription agreements to exercise approximately 15.8 million common stock purchase warrants and as a result, expects to receive approximately $3.9 million in cash.

Vance White, CEO, commented, “We are very pleased by the commitment evidenced by our warrant holders. This cash infusion into Wits Basin will allow us to rapidly accelerate our growth plans both domestically and internationally.”

About Wits Basin Precious Minerals Inc.
We are a minerals exploration and development company holding interests in three exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “WITM.” To find out more about Wits Basin Precious Minerals Inc. (OTCBB: WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
Certain statements contained in this press release are forward-looking in nature and are based on the current beliefs and assumptions of our management. Words like “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB, quarterly reports on Form 10-QSB and reports on Form 8-K.

Contact Information for Wits Basin Precious Minerals Inc.
Stephen King, Director - (612) 490-3419
Vance White, CEO - (866) 214-WITM(9486); or
Redwood Consultants, LLC, Jens Dalsgaard, 415-884-0348, InvestorInfo@RedwoodConsultants.com